Argentex Mining closes private placement

Vancouver, B.C., June 18, 2009 -- Argentex Mining Corporation (TSX-V: ATX, OTCBB: AGXM) is pleased to announce today that it closed a private placement in which it sold an aggregate of 455,000 units to two arms-length investors at a purchase price of US$0.55 per unit for aggregate gross proceeds of approximately US$250,250.

Each unit consisted of one share of the company’s common stock and one non-transferable common share purchase warrant. Each of the share purchase warrants entitles the holder to purchase one additional common share of the company for a purchase price of US$0.65 until June 18, 2011.

Each of the unit shares and the shares that can be issued upon exercise of any of the unit warrants is considered a "restricted" security under the securities laws of the United States and is subject to a six-month hold period. The six-month hold period begins on the date that each share is issued.

There were no finders and the company did not pay any finders’ fees, commissions or similar compensation in connection with the private placement.

FURTHER INFORMATION:

Ken Hicks, President

Argentex Mining Corporation

1-866-594-7687

info@argentexmining.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.